CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (33-79894, 333-25879, 333-47821) on Form S-8 of Onsite Energy Corporation of our report dated September 28, 1998, except for the last paragraph of Note 20 which is as of October 16, 1998, relating to the consolidated balance sheet of Onsite Energy Corporation and subsidiaries as of June 30, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 1998 and 1997, which report appears in the June 30, 1998, annual report on Form 10-KSB of Onsite Energy Corporation.



/s/  HEIN + ASSOCIATES LLP

Hein + Associates LLP
Certified Public Accountants

Orange, California
November 11, 1998